Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com

Ligand Licenses Four Programs to Seelos Therapeutics

SAN DIEGO (September 22, 2016) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announces the licensing of rights to four programs to Seelos Therapeutics, Inc., a newly formed biopharmaceutical company focused on central nervous system (CNS), respiratory and other disorders.

The licensed therapeutic programs include Ligand's aplindore program for the treatment of various CNS disorders, a CRTH2 antagonist program for the treatment of respiratory disorders, a Captisol-enabled™ acetaminophen program for pain and fever management and an H3 receptor antagonist program for the treatment of narcolepsy.

Under the license agreement, Ligand is entitled to receive initial payments in equity or cash of $1.3 million upon Seelos’ completing a minimum of $7.5 million financing and up to an additional $3.5 million if Seelos becomes a public company and up to $145 million of additional cash milestones. In addition, Ligand is entitled to net sales royalties ranging from 4% to 10% for the various programs licensed. Ligand has also entered into a supply agreement for Captisol. If certain conditions are met, Ligand will provide a three-year convertible loan facility to Seelos in an amount up to $500,000. Seelos is responsible for all development activities under the license.

"Seelos is assembling a great team of industry veterans to focus on a promising portfolio of mid- and late-stage programs. We are impressed with their development plans and with the outlook for building their business," said John Higgins, CEO of Ligand Pharmaceuticals. "Ligand has a track record of success with licensing foundational assets at the early stage of company formation, such as with Retrophin, Sage and Viking. All were private companies at the time of the Ligand license and all subsequently became public off lead programs licensed from Ligand. We are eager to watch Seelos progress."

"We are pleased to announce the collaboration for a portfolio of CNS products with our partner Ligand Pharmaceuticals," said Dr. Raj Mehra, Chairman, Founder and Chief Executive Officer of Seelos Therapeutics, Inc. "This partnership highlights Seelos' focus on developing late-stage CNS product candidates with proven mechanism of action. SLS-006, one of the lead assets acquired in this agreement, is a Phase-3 ready and clinically-validated partial dopamine agonist that is well-positioned to advance in development with a goal to provide relief to an estimated 1.5 million Parkinson's disease patients in the developed world."

About Seelos Therapeutics, Inc.

Seelos Therapeutics, Inc. is an emerging CNS company with late-stage clinical assets focused on neurological and psychiatric disorders, including orphan diseases. One of Seelos’ lead clinical product candidates, SLS-006 (formerly known as aplindore), is a Phase 3-ready, first-in-class, small molecule, partial dopamine agonist that has shown remarkable efficacy in early stage Parkinson's disease as a monotherapy. SLS-006 has also shown potent activity as an adjunctive therapy to highly reduced dosages of L-Dopa in late-stage Parkinson's disease. SLS-006 has been tested in more than 340 patients and has exhibited impressive efficacy similar to L-Dopa and an attractive safety profile. Seelos’ other Phase-3 ready product candidates, SLS-002 and SLS-004, have also been tested in clinical trials in more than 500 patients each and have shown promising efficacy. Seelos’ mission is to apply its clinical expertise to develop novel therapeutics to address unmet medical needs for the benefit of patients with psychiatric and movement disorders. For more information, please contact Raj.Mehra@Seelostx.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono-and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from our expectations. For example, there can be no assurances that Seelos will successfully develop or market any products under the licensed programs or that the financing/going public milestone will be earned. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other important risk factors affecting Ligand can be found in Ligand's prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this press release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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